Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-238686 and 333-225522) of Sanofi of our reports dated March 4, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

Neuilly-sur-Seine, France
March 4, 2021
/s/ PricewaterhouseCoopers Audit

/s/ Dominique Ménard